FORM 3                                           OMB APPROVAL
                                                 OMB NUMBER  3235-0104
                                                 EXPIRES: September 30, 1998
                                                 Estimated Average burden
                                                 hours per response.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company act of 1940

1.       Name and Address of Reporting Person
         Gloria Wang
         China Securities Investment Trust Corporation
         99 Tunhwa South Road, Section 2
         Taipei, Taiwan
         R.O.C.

2.       Date of Event Requiring Statement (Month/Day/Year)
         October 12, 1998

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Issuer Name and Ticker or Trading Symbol
         The Taiwan Fund, Inc.  (NYSE: TWN)

5.       Relationship  of Reporting  Person to Issuer  (Check all  applicable)
         X Director                            __ 10% Owner
         ___ Officer (give title below)        __ Other (specify below)

6.       If Amendment, Date of Original (Month/Day/Year)
         Not applicable
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TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Security (Instr. 4)
         Common Stock, par value $0.01 per share

2.       Amount of Securities Beneficially Owned (Instr. 4)
         None

3.       Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)
         Not applicable

4.       Nature of Indirect Beneficial Ownership (Instr. 5)
         Not applicable
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Derivative Security (Instr. 4)
         Not applicable

2.       Date Exercisable and Expiration Date (Month/Day/Year)
         Not applicable

3. Title and Amount of Securities Underlying Derivative Security (Instr.4) Not applicable

4.       Conversion or Exercise Price of Derivative Security
         Not applicable

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5) Not applicable

6.       Nature of Indirect Beneficial Ownership (Instr. 5)
         Not applicable
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Explanation of Responses:
         Not applicable

***  Signature of Reporting Persons

Dated: October 22, 1998

                                            GLORIA WANG

							  /S/ Gloria Wang
                                            ------------------------------------


     *** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.











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